Exhibit 99.1

               Analog Devices Announces Financial Results for the
                    Fourth Quarter and for Fiscal Year 2007

     NORWOOD, Mass.--(BUSINESS WIRE)--Nov. 27, 2007--Analog Devices, Inc. (NYSE:
ADI)

     - Q4 Revenue: $699 million, less $50 million for discontinued operations, totaled $649 million from continuing operations, up 6% year-to-year, up 2% sequentially

     - Q4 Diluted EPS: $0.31 GAAP, or $0.39 non-GAAP, which excluded $0.08 of one-time items

     - Q4 Gross Margin of 58.4% of revenue from continuing operations on a GAAP and on a non-GAAP basis

     - Q4 Operating Profit from continuing operations: 18.7% of revenue GAAP, or 22.6% non-GAAP

     - Planned divestiture of wireless handset baseband & radio business benefited gross margin by 140 basis points and operating margin by 160 basis points in Q4; Income after tax for this discontinued business was $1.5 million in Q4; Diluted EPS was unchanged

     - Q4 Restructuring Totaled $25 Million: ADI plans transfer of wafer production in Ireland from 6" to 8" capacity & other operating expense reductions

     - Q4 Shares Outstanding Decreased 11% Compared to Year-Ago Quarter: Stock repurchases totaled $318 million during Q4

     - Board of Directors declares quarterly dividend of $0.18 per share

     - Financial results for Q4 and guidance for the first quarter of fiscal 2008 will be discussed via conference call today at 5:00 pm

     Except where noted, all financial results are from continuing operations. The wireless handset baseband chipset & radio transceiver business was accounted for in the fourth quarter as a discontinued operation. Thus, the Company's fourth quarter revenue excluded $50 million from this business. Please refer to the section below titled "Divestitures" for more information.

     ADI has excluded only one-time or non-recurring items from non-GAAP measures. Commencing in the fourth quarter, we are no longer excluding stock-based compensation expense and amortization of acquisition-related expense from our non-GAAP measures. The Company has provided a reconciliation of the non-GAAP financial measures presented in this release to their most directly comparable GAAP measures in a table below.

     Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the fourth quarter of fiscal 2007, which ended November 3, 2007. Results for the entire fiscal year are included under the heading, Summary for the Fiscal Year 2007.

     Revenue

     Revenue from continuing operations in the fourth quarter of fiscal 2007 increased to $648.5 million, an increase of approximately 6% compared to the same period one year ago and an increase of approximately 2% compared to the immediately prior quarter. Revenue in the fourth quarter excluded $50.3 million from discontinued operations.

     "The fourth quarter was a solid quarter for ADI," said Jerald G. Fishman, President and CEO. "Revenue and earnings were in line with our expectations for the quarter. We are entering 2008 with a better balanced product portfolio, capable of good growth and strong profit leverage."

     Diluted EPS of $0.31 Included $0.08 for Restructuring Expense & Tax Adjustments

     Diluted earnings per share (EPS) for the fourth quarter of fiscal 2007, on a non-GAAP basis for continuing operations, was $0.39, compared to $0.35 for the same period one year ago and $0.38 for the immediately prior quarter. The results for the fourth quarter of fiscal 2007 include the following items:

     -- $25 million charge, or $0.064 on a diluted EPS basis, related to planned operating expense reductions and the decision to transfer wafer production capacity at ADI's Limerick, Ireland manufacturing facility from 6" to 8" technology

     -- $4.4 million charge, or $0.014 on a diluted EPS basis, which is a one-time tax adjustment related to the IRS examination of fiscal years 2004 and 2005

     Together these items represented the $0.08 difference between GAAP diluted EPS of $0.31 and non-GAAP diluted EPS of $0.39.

     Fourth Quarter Revenue Summary

     The tables, "Revenue Trends By End Market" and "Revenue Trends By Product," provided below, summarize revenue by end market and by product for the fourth quarter, the immediately prior quarter and the year-ago quarter, as well as for fiscal years 2006 and 2007.

     Revenue growth during the fourth quarter was highest for consumer products, which grew by 17% compared to the same period one year ago and grew sequentially by 11%. Sequential growth was driven by very strong sales growth from products used in digital cameras and digital TVs. Revenue from consumer products represented 23% of revenue in the fourth quarter.

     Industrial customer revenue represented 46% of revenue in the fourth quarter, increased 4% compared to the same period one year ago, and was approximately equal to the immediately prior quarter. On a sequential basis, revenue within the industrial category increased for the automotive and the defense end markets, decreased for semiconductor automatic test equipment (ATE), and was unchanged for the broad base of industrial customers.

     Communications customer revenue represented 21% of revenue in the fourth quarter, increased 9% from the same quarter last year, and declined sequentially by 7%. After strong growth last quarter, revenue from base station and networking customers declined sequentially.

     Computer customer revenue was 10% of revenue in the fourth quarter and declined 8% from the same quarter last year. Revenue from computer customers grew 13% sequentially, in-line with industry trends.

     By geographic region, revenue for the fourth quarter increased sequentially in Europe by 9%, in North America by 4%, and in Japan by 5%. Revenue decreased in China by 14%, following very strong sequential growth in the prior quarter, and was relatively unchanged in the rest of Asia Pacific.

     Gross Margin

     Gross margin from continuing operations in the fourth quarter of fiscal 2007 was $379 million, or 58.4% of revenue. Gross margin declined sequentially by 50 basis points due to strong sequential revenue growth from products used in consumer and computer applications, which in aggregate have gross margin below the Company average, and sequential revenue declines from products used in semiconductor automatic test equipment (ATE) and communications base station and networking applications, which have gross margin above the Company average.

     Operating Profit

     Operating profit from continuing operations for the fourth quarter of fiscal 2007 totaled $121 million, or 18.7% of revenue. Operating profit was reduced by $25 million, or 3.9% of revenue, as a result of restructuring-related expenses. Non-GAAP operating profit was 22.6% of revenue, which was equal to the prior quarter.

     Net Cash

     Net cash provided by operating activities in the fourth quarter of fiscal 2007 totaled $183 million, or 28.2% of revenue. Capital expenditures for the fourth quarter of fiscal year 2007 totaled $33 million, or 5% of revenue.

     Cash Dividend

     Cash dividends paid during the fourth quarter of fiscal 2007 totaled $55 million. On November 26, 2007, the Board of Directors declared a cash dividend of $0.18 per outstanding share of common stock which will be paid on December 26, 2007 to all shareholders of record at the close of business on December 7, 2007.

     Shares Outstanding Decreased 11% Compared to Year-Ago Quarter

     Share repurchases during the fourth quarter of fiscal 2007 of approximately
8.6 million shares of ADI common stock totaled $318 million and represented approximately 2.8% of the shares outstanding as of the beginning of the fourth quarter.

     -- $3.3 billion in share repurchases, representing approximately 95 million shares, or 25.1% of the shares outstanding, have been repurchased since the beginning of the fourth quarter of fiscal year 2004.

     -- The share repurchase program had approximately $665 million in authorization remaining at the end of the fourth quarter of 2007.

     Balance Sheet

     Inventory at the end of the fourth quarter of fiscal 2007 decreased $11 million, or approximately 3%, compared to the immediately prior quarter. Days cost of revenue in inventory was 118 days at the end of the fourth quarter of fiscal 2007, compared to 133 days a year ago and 125 days at the end of the immediately prior quarter.

     Days sales in accounts receivable was 47 days, unchanged from the immediately prior quarter. Days sales in accounts receivable was 46 days at the end of fiscal year 2006.

     Summary for the Fiscal Year 2007

     2007 Product Highlights:

     -- Product revenue grew 7% in fiscal year 2007 and totaled $2.5 billion. Product revenue excludes the one-time payment of $35 million received in the first quarter of fiscal 2007 in exchange for granting a license of certain intellectual property rights to a third party.

     -- Analog product revenue represented 90% of product revenue for ADI and increased 9% in fiscal 2007.

     -- Converter product revenue represented 44% of product revenue and increased 8% for the year.

     -- Amplifier product revenue represented 22% of product revenue and increased 5% for the year.

     -- Power management and reference revenue represented 8% of product revenue and declined 6% for the year. Excluding the CPU voltage regulation and PC thermal monitoring product line, which is planned to be divested, revenue declined 2% for the year.

     -- Revenue from other analog products, such as Micro-Electro Mechanical Systems (MEMS) and Radio Frequency (RF) products, represented 16% of product revenue and increased 27% for the year.

     -- General-purpose digital signal processing (DSP) product revenue represented 9% of product revenue and increased 4% for the year.

     2007 End Market Highlights:

     -- More than $1 billion in revenue, or 47% of product revenue, came from the broad based industrial end market in fiscal year 2007, a 7% increase year-to-year. Medical, security, automotive, defense, and instrumentation applications all contributed to growth during the year.

     -- Revenue from consumer applications was 22% of product revenue and grew significantly during 2007, increasing 23%, with digital TVs, digital cameras, home theatre and video games as the primary drivers.

     -- Revenue from communications applications was 22% of product revenue and increased 7% during 2007.

     -- Revenue from computer applications was 9% of product revenue and declined 17% year-to-year, primarily as a result of the Company's decision to deemphasize power management products used in desktop and laptop computers.

     Net cash provided by operating activities totaled $820 million, or 32.2% of total revenue in fiscal year 2007, compared to $621 million, or 26.5% of total revenue, in the prior year.

     Gross margin totaled $1.5 billion, or 59.7% of revenue, for the fiscal year 2007. In the prior year, gross margin totaled $1.4 billion, or 59.9% of revenue, and included approximately $20 million, or 0.9% of revenue, in restructuring related expenses. Excluding non-recurring items, non-GAAP gross margin was 59.1% of revenue in fiscal year 2007 compared to 60.8% in the prior year. Gross margin as a percentage of product revenue declined compared to the prior year primarily as a result of strong growth in revenue from products used in consumer applications where gross margin as a percentage of revenue is generally below the Company average.

     Operating expenses totaled $953 million in fiscal year 2007 compared to $881 million in the prior year. In fiscal year 2007, ADI increased spending in R&D by approximately $50 million, primarily to support strategic analog product development programs. In addition, in fiscal year 2007, the Company recorded $40 million in special charges.

     Operating margin totaled $566 million, or 22.2% of revenue, for the fiscal year 2007. Excluding non-recurring or one time items, non-GAAP operating margin as a percentage of product revenue was 22.4% in fiscal 2007 versus 24.2% in the prior year. This decline was primarily due to the decline in gross margin.

     Diluted EPS from continuing operations was $1.51 for the fiscal year 2007, compared to $1.39 for the prior year. Excluding non-recurring or one time items, non-GAAP diluted EPS from continuing operations was $1.48 in fiscal year 2007 as compared to $1.35 in the prior year. The increase was primarily the result of the share repurchases which reduced the diluted shares 10.4%.

     Divestitures

     During the fourth quarter, on September 9, 2007, ADI signed a definitive agreement to sell its wireless handset baseband chipset and radio transceiver operation. This business represented $50.3 million of revenue in the fourth quarter of fiscal year 2007. The previously announced divestiture of this business is expected to close in the first quarter of fiscal 2008.

     ADI has accounted for the divested operation as a discontinued operation. Assets and liabilities related to this business, including inventory, accounts receivable, and property plant and equipment have been reclassified as such.

     After accounting for assets included in the sale and other costs, the sale is expected to result in a pre-tax gain of approximately $280 to $290 million and an after tax gain of approximately $150 to $160 million.

     After accounting for the wireless handset baseband and radio business as a discontinued operation in the fourth quarter of fiscal 2007, gross margin as a percentage of revenue increased 140 basis points and non-GAAP operating margin as a percentage of revenue increased 160 basis points. Diluted EPS was unchanged.

     "The financial rationale for divesting this business is important, but equally important is the improved strategic clarity this brings to our ongoing investment decisions," explained Mr. Fishman. "We plan to continue to develop other products for the wireless handset market, but we will focus our investments in products where we offer technology that is differentiated and provides sustainable value to leading handset manufacturers -- products that improve energy efficiency, music and voice quality, picture quality, and the overall user experience."

     On November 8, 2007, during the first quarter of fiscal 2008, ADI signed a definitive agreement to sell its CPU voltage regulation and PC thermal monitoring operation. This business represented approximately $25 million of revenue during the fourth quarter. The previously announced divestiture of this business is expected to close in the first quarter of fiscal 2008. This business is reported with continuing operations in the fourth quarter of fiscal 2007 and will be included in discontinued operations beginning in the first quarter of fiscal 2008.

     To facilitate an orderly transfer of the business to the buyer, at closing ADI expects to enter into a pre-paid one-year manufacturing supply arrangement whereby ADI will continue to manufacture the products at its wafer fabrication facility in Limerick, Ireland.

     After accounting for assets included in the sale, other costs and the prepaid manufacturing supply agreement, the sale is expected to result in a pre-tax gain of approximately $85 to $92 million and an after tax gain of approximately $52 to $60 million.

     Outlook for the First Quarter of Fiscal 2008

     The following statements are based on current expectations. These statements are forward looking and actual results may differ materially. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases. Beginning in the first quarter of fiscal 2008, the CPU Voltage Regulation and PC Thermal Monitoring business will be accounted for as a discontinued operation. Please refer to the table, "Assumptions Used to Estimate Results for the First Quarter Ending February 2, 2008," or Schedule H, for details.

     -- Revenue from continuing operations for the first quarter of fiscal 2008 is planned to be in the range of +2% to -2% from the fourth quarter of fiscal 2007.

     -- Gross margin from continuing operations for the first quarter of fiscal 2008 is planned to be slightly above 60% of revenue.

     -- Operating expenses from continuing operations are planned to decrease slightly in the first quarter of fiscal 2008 compared to the immediately prior quarter, excluding the restructuring expense recorded in the fourth quarter and accounting for the CPU Voltage Regulation and PC Thermal Monitoring business as a discontinued operation.

     --   The tax rate for the first quarter is estimated at 23% to 25%.

     -- Non-operating income for the first quarter is estimated at $15 million.

     -- Shares used for the diluted EPS calculation are estimated at 311 million.

     -- Excluding the gains from the sales of the divested businesses, diluted EPS from continuing operations for the first quarter of fiscal 2008 is planned to be in the range of $0.38 to $0.42.

     Conference Call Scheduled for 5:00

     Mr. Fishman will discuss the fourth quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

     A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 24289706 or by visiting the Investor Relations page on ADI's web site.

     Non-GAAP Financial Information

     This release includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

     Manner in Which Management Uses the Non-GAAP Financial Measures

     Management uses non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share to evaluate the Company's operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company's business.

     Economic Substance Behind Management's Decision to Use Non-GAAP Financial Measures

     The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature. Tables reconciling our non-GAAP measures to GAAP measures are provided in this release.

     The following items are excluded from our Non-GAAP gross margin:

     Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

     Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

     The following items are excluded from our Non-GAAP operating expenses:

     Purchased In-Process R&D. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We exclude these items because these expenses are not reflective of ongoing operating results in the period incurred.

     Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

     Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses in the second quarter of fiscal 2007. The remaining $10.5 million was recorded as non-operating income in the second quarter of fiscal 2007 because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

     The following items are excluded from our Non-GAAP operating income:

     Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

     Purchased In-Process R&D. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We exclude these items because these expenses are not reflective of ongoing operating results in the period incurred.

     Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

     Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses in the second quarter of fiscal 2007. The remaining $10.5 million was recorded as non-operating income in the second quarter of fiscal 2007 because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

     The following items are excluded from our Non-GAAP diluted earnings per share:

     Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

     Purchased In-Process R&D. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We exclude these items because these expenses are not reflective of ongoing operating results in the period incurred.

     Acquisition-Related Expense. During the first quarter of fiscal 2007, we recorded a tax adjustment when we finalized the accounting associated with our fourth quarter of fiscal 2006 acquisition. We excluded this income tax expense from our non-GAAP results because it was not associated with the income tax expense on our current operating results.

     Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

     Proceeds from the One-Time Settlement of Litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses in the second quarter of fiscal 2007. The remaining $10.5 million was recorded as non-operating income in the second quarter of fiscal 2007 because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

     Tax Savings Associated with IRS Tax Settlement. During the fourth quarter of fiscal 2006 the United States Internal Revenue Service (the IRS) completed its examination of fiscal years 2001, 2002 and 2003 and issued their report. The Company agreed to accept their report and filed its 2005 tax return and an amended return for 2004 to conform to the methodologies agreed to during the 2001-2003 examination. The completion of this examination and the filing of refund claims in other jurisdictions associated with the completion of the IRS audit resulted in an income tax benefit. We excluded these income tax benefits from our non-GAAP results because they were not associated with the income tax expense on our current operating results.

     Gain on Sale of Investment. We realized a gain of $8 million in the first quarter of fiscal 2007 from the sale of a minority shareholding in a company. We excluded this amount and the related tax effects because it is a one-time item not associated with our ongoing operating results.

     Gain on the Sale of a Product Line. We realized a gain on the sale of our DSP-based DSL ASIC and network processor product line that we sold in the second quarter of fiscal 2006. This amount arose from prior activities and has no direct correlation to the ongoing business operations.

     Tax Adjustment Associated with IRS Examination. During the fourth quarter of fiscal year 2007, the IRS completed its field examination of fiscal years 2004 and 2005. Although the IRS has not issued its final report for fiscal 2004 and 2005, they have issued proposed adjustments related to these two fiscal years. We have provided $4.4 million for taxes and penalties related to certain of these proposed adjustments. We exclude this income tax expense from our non-GAAP results because it is not associated with the income tax expense on our current operating results.

     Tax Savings Associated with Reinstatement of the Federal R&D Tax Credit. The IRS reinstated the R&D tax credit in December 2006, retroactive to January 1, 2006. This retroactive reinstatement resulted in a $10 million income tax savings to the Company in the first quarter of fiscal 2007. We excluded this income tax savings from our non-GAAP measures because it is not associated with the income tax expense on our current operating results.

     Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

     Management believes that the presentation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the company.

     Material Limitations Associated with Use of the Non-GAAP Financial Measures

     Analog Devices believes that non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company's use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

     Management's Compensation for Limitations of Non-GAAP Financial Measures

     Management compensates for these material limitations in non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measure. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

     About Analog Devices, Inc.

     Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995

     This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected sales growth, revenue, earnings, operating expenses, gross margins, and other financial results, and expected increases in profit leverage, customer demand and order rates for our products, and ADI's future investment and product development strategies that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. This press release also contains forward-looking statements regarding the divestiture of the Company's wireless handset baseband chipset and radio transceiver business, and its CPU voltage regulation and PC thermal monitoring business, the expected closing of those transactions, and the expected benefits of those transactions to ADI. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: with respect to the divestitures described above, the closing of each of those transactions is subject to the receipt of regulatory approvals and other material closing conditions, any failure of which to satisfy may delay or prevent the closing of the relevant transaction; either or both transactions may involve unexpected costs, thereby reducing the net proceeds to ADI; the expected benefits of either or both transactions may not be achieved in a timely manner, or at all; and with respect to ADI's business generally, other factors that may affect future operating results include the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse changes in economic conditions in the United States and international markets, adverse results in litigation matters, and other risk factors described in our most recent Form 10-Q, as filed with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

     Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.


             Analog Devices, Fourth Quarter, Fiscal 2007

                              Schedule A
----------------------------------------------------------------------
                    Sales/Earnings Summary (GAAP)
               (In thousands, except per-share amounts)


                    --------------------------- ----------------------
                        Three Months Ended       Twelve Months Ended
                    --------------------------- ----------------------
                      4Q 07    3Q 07    4Q 06      FY07       FY06
                    Nov. 3,  Aug. 4,  Oct. 28,   Nov. 3,    Oct. 28,
                       2007     2007     2006      2007        2006
------------------- --------------------------------------------------
Product revenue     $648,478 $637,011 $609,724  $2,511,117 $2,342,919
   Year-to-year
    growth                 6%       6%      11%          7%        10%
   Quarter-to-
    quarter growth         2%       4%       2%
Revenue from one-
 time licensing of
 IP                        -        -        -      35,000          -
------------------- --------------------------- ----------------------
Total revenue       $648,478 $637,011 $609,724  $2,546,117 $2,342,919
Cost of sales (1)    269,610  261,689  249,427   1,026,900    939,753
------------------- --------------------------- ----------------------
Gross margin         378,868  375,322  360,297   1,519,217  1,403,166
------------------- --------------------------- ----------------------
Operating expenses:
   R&D (1)           134,124  130,340  121,001     519,315    469,396
   Selling,
    marketing and
    G&A (1)           98,186  100,810   99,111     393,221    387,874
   Purchased in-
    process
    research and
    development            -        -   16,211           -     21,711
   Special charges    25,183        -      777      40,495      1,790
------------------- --------------------------- ----------------------
Operating income
 from continuing
 operations          121,375  144,172  123,197     566,186    522,395
Other income         (12,891) (16,449) (24,495)    (92,734)  (110,589)
------------------- --------------------------- ----------------------
Income from
 continuing
 operations before
 income tax          134,266  160,621  147,692     658,920    632,984
Provision for
 income taxes         37,862   36,202    8,423     158,444    117,418
Minority interest          -        -      748         219        748
------------------- --------------------------- ----------------------
Net income from
 continuing
 operations           96,404  124,419  140,017     500,695    516,314
------------------- --------------------------- ----------------------
Net Income (loss)
 from discontinued
 operations            1,485   (3,984)  (1,598)     (3,788)    33,168
------------------- --------------------------- ----------------------
Net income          $ 97,889 $120,435 $138,419  $  496,907 $  549,482
------------------- --------------------------- ----------------------

Shares used for EPS
 - basic             305,867  318,465  346,803     323,255    358,762
Shares used for EPS
 - diluted           313,825  327,331  357,164     332,301    370,964

Earnings per share
 from continuing
 operations - basic $   0.32 $   0.39 $   0.40  $     1.55 $     1.44
Earnings per share
 from continuing
 operations -
 diluted            $   0.31 $   0.38 $   0.39  $     1.51 $     1.39

Earnings per share
 - basic            $   0.32 $   0.38 $   0.40  $     1.54 $     1.53
Earnings per share
 - diluted          $   0.31 $   0.37 $   0.39  $     1.50 $     1.48

Dividends paid per
 share              $   0.18 $   0.18 $   0.16  $     0.70 $     0.56
------------------- --------------------------- ----------------------

(1) Includes stock-
 based compensation
 expense as
 follows:
       Cost of
        sales       $  2,579 $  2,454 $  2,801  $   10,591 $    7,630
       R&D          $  7,446 $  7,210 $  6,603  $   29,893 $   31,119
       Selling,
        marketing
        and G&A     $  6,396 $  6,668 $  7,224  $   27,544 $   32,604


             Analog Devices, Fourth Quarter, Fiscal 2007

                              Schedule B
----------------------------------------------------------------------
                  Results of Discontinued Operations
               (In thousands, except per-share amounts)

The following table reflects the amounts reclassified from our continuing operations into discontinued operations:


                           ------------------------ ------------------
                              Three Months Ended      Twelve Months
                                                           Ended
                           ------------------------ ------------------
                            4Q 07   3Q 07   4Q 06     FY07     FY06
                           Nov. 3, Aug. 4, Oct. 28,  Nov. 3, Oct. 28,
                             2007    2007    2006     2007     2006
----------------------------------------------------------------------
Product revenue            $50,291 $43,301 $34,618  $193,710 $230,257
Cost of sales               30,985  30,038  20,343   127,510  127,283
--------------------------------------------------- ------------------
Gross Margin                19,306  13,263  14,275    66,200  102,974
--------------------------------------------------- ------------------
Operating expenses:
   R&D                      17,264  18,222  16,549    71,215   67,351
   Selling, marketing and
    G&A                      1,853   1,569   1,599     6,923    6,212
--------------------------------------------------- ------------------
 Net Income (loss) before
  income taxes             $   189 $(6,528)$(3,873) $(11,938)$ 29,411
--------------------------------------------------- ------------------
 Benefit from income taxes $(1,296)$(2,544)$(2,275) $ (8,150)$ (3,757)
--------------------------------------------------- ------------------
 Net Income (loss) from
  discontinued operations  $ 1,485 $(3,984)$(1,598) $ (3,788)$ 33,168
=================================================== ==================

Earnings per share from
 discontinued operations -
 basic                     $  0.00 $ (0.01)$ (0.00) $  (0.01)$   0.09
Earnings per share from
 discontinued operations -
 diluted                   $  0.00 $ (0.01)$ (0.00) $  (0.01)$   0.09


             Analog Devices, Fourth Quarter, Fiscal 2007

                              Schedule C
----------------------------------------------------------------------
              Selected Balance Sheet Information (GAAP)
                            (In thousands)

                                        4Q 07      3Q 07      4Q 06
                                      --------------------------------
                                       Nov. 3,    Aug. 4,   Oct. 28,
                                         2007       2007       2006
----------------------------------------------------------------------
Cash & short-term investments         $1,081,207 $1,283,590 $2,128,334
Accounts receivable, net                 336,381    328,094    305,761
Inventories (1)                          347,519    358,251    362,945
Current assets of discontinued
 operations                               50,843     51,346     39,338
Other current assets                     163,045    166,182    174,924
----------------------------------------------------------------------
  Total current assets                 1,978,995  2,187,463  3,011,302
PP&E, net                                556,939    558,124    554,941
Investments                               36,902     34,623     31,429
Goodwill and intangible assets           303,622    302,652    287,650
Other                                     95,491     83,505     82,478
Non-current assets of discontinued
 operations                                    -          -     19,051
----------------------------------------------------------------------
Total assets                          $2,971,949 $3,166,367 $3,986,851
----------------------------------------------------------------------

Deferred income on shipments to
 distributors                         $  151,730 $  147,404 $  146,723
Current liabilities of discontinued
 operations                               19,769     17,069     13,316
Other current liabilities                376,552    395,382    330,904
Noncurrent liabilities                    85,757     69,906     60,115
Stockholders' equity                   2,338,141  2,536,606  3,435,793
----------------------------------------------------------------------
Total liabilities & equity            $2,971,949 $3,166,367 $3,986,851
----------------------------------------------------------------------

(1) includes $3,371, $3,432 and $3,703 related to stock-based compensation in 4Q07, 3Q07, and 4Q06 respectively.


             Analog Devices, Fourth Quarter, Fiscal 2007

                              Schedule D
----------------------------------------------------------------------
                      Cash Flow Statement (GAAP)
                            (In thousands)



                                        ------------------------------
                                         Three Months Ended
                                        ------------------------------
                                          4Q 07     3Q 07     4Q 06
                                        ------------------------------
                                         Nov. 3,   Aug. 4,  Oct. 28,
                                           2007      2007      2006
                                        ------------------------------
Cash flows from operating activities:
  Net Income                            $  97,889 $ 120,435 $ 138,419
  Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation                        35,104    35,741    38,904
       Amortization of intangibles          2,573     3,168     3,359
       Stock-based compensation expense    17,506    17,465    17,599
       Purchased in-process research and
        development                             -         -    16,211
       Minority interest                        -         -      (748)
       Excess tax benefit - stock
        options                           (15,818)   (3,559)  (25,222)
       Gain on sale of a product line           -         -         -
       Gain on sale of an investment            -         -         -
       Non-cash portion of special
        charge                                438         -         -
       Other non-cash expense                 538        37       120
       Deferred income taxes                7,724    (5,256)    3,932
       Changes in operating assets and
        liabilities                        36,896    22,698   (25,839)
----------------------------------------------------------------------
   Total adjustments                       84,961    70,294    28,316
----------------------------------------------------------------------
Net cash provided by operating
 activities                               182,850   190,729   166,735
----------------------------------------------------------------------
 Percent of Total Revenue                    28.2%     29.9%     27.3%
----------------------------------------------------------------------

Cash flows from investing activities:
  Additions to property, plant and
   equipment, net                         (33,177)  (31,246)  (41,755)
  Purchases of short-term available-for-
   sale investments                      (311,571) (289,565) (418,019)
  Maturities of short-term available-
   for-sale investments                   545,792   837,412   630,642
  Proceeds from sale of a product line          -         -         -
  Proceeds from sale of investment              -         -         -
  Proceeds from sale of fixed assets            -         -     1,735
  Payments for acquisitions                     -    (3,160) (142,104)
  (Increase) decrease in other assets      (8,420)      162    (3,402)
----------------------------------------------------------------------
Net cash provided by investing
 activities                               192,624   513,603    27,097
----------------------------------------------------------------------

Cash flows from financing activities:
  Dividend payments to shareholders       (55,437)  (58,545)  (55,642)
  Repurchase of common stock             (317,691) (631,708) (357,012)
  Net proceeds from employee stock plans   12,953    17,937    14,540
  Excess tax benefit - stock options       15,818     3,559    25,222
----------------------------------------------------------------------
Net cash used for financing activities   (344,357) (668,757) (372,892)
----------------------------------------------------------------------
Effect of exchange rate changes on cash       (43)     (267)     (118)
----------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                               31,074    35,308  (179,178)
Cash and cash equivalents at beginning
 of period                                393,898   358,590   523,125
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                 $ 424,972 $ 393,898 $ 343,947
----------------------------------------------------------------------



                                              ------------------------
                                                Twelve Months Ended
                                              ------------------------
                                                  FY07        FY06
                                              ------------------------
                                                Nov. 3,    Oct. 28,
                                                  2007        2006
                                             -------------------------
Cash flows from operating activities:
  Net Income                                  $   496,907 $   549,482
  Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation                               142,173     166,851
       Amortization of intangibles                 12,610       5,312
       Stock-based compensation expense            72,652      75,429
       Purchased in-process research and
        development                                     -      21,711
       Minority interest                             (219)       (748)
       Excess tax benefit - stock options         (40,871)   (181,178)
       Gain on sale of a product line                   -     (13,027)
       Gain on sale of an investment               (7,919)          -
       Non-cash portion of special charge             438         459
       Other non-cash expense                         853         784
       Deferred income taxes                       (2,850)    (28,454)
       Changes in operating assets and
        liabilities                               146,591      24,481
--------------------------------------------- ------------------------
   Total adjustments                              323,458      71,620
--------------------------------------------- ------------------------
Net cash provided by operating activities         820,365     621,102
--------------------------------------------- ------------------------
 Percent of Total Revenue                            32.2%       26.5%
--------------------------------------------- ------------------------

Cash flows from investing activities:
  Additions to property, plant and equipment,
   net                                           (141,810)   (129,297)
  Purchases of short-term available-for-sale
   investments                                 (1,807,476) (2,483,123)
  Maturities of short-term available-for-sale
   investments                                  2,943,468   2,788,717
  Proceeds from sale of a product line                  -      23,070
  Proceeds from sale of investment                  8,003           -
  Proceeds from sale of fixed assets                    -       1,735
  Payments for acquisitions                        (9,160)   (157,017)
  (Increase) decrease in other assets              (8,438)        723
--------------------------------------------- ------------------------
Net cash provided by investing activities         984,587      44,808
--------------------------------------------- ------------------------

Cash flows from financing activities:
  Dividend payments to shareholders              (228,281)   (201,451)
  Repurchase of common stock                   (1,647,212) (1,024,982)
  Net proceeds from employee stock plans          109,149      94,392
  Excess tax benefit - stock options               40,871     181,178
--------------------------------------------- ------------------------
Net cash used for financing activities         (1,725,473)   (950,863)
--------------------------------------------- ------------------------
Effect of exchange rate changes on cash             1,546       1,309
--------------------------------------------- ------------------------

Net increase (decrease) in cash and cash
 equivalents                                       81,025    (283,644)
Cash and cash equivalents at beginning of
 period                                           343,947     627,591
--------------------------------------------- ------------------------
Cash and cash equivalents at end of period    $   424,972 $   343,947
--------------------------------------------- ------------------------


         Analog Devices, Fourth Quarter, Fiscal 2007

                              Schedule E
----------------------------------------------------------------------
                     Revenue Trends by End Market
----------------------------------------------------------------------
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the "sold to" customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

                                           Three Months Ended
                                  ------------------------------------
                                       Nov. 3,       Aug. 4,  Oct. 28,
                                         2007          2007     2006
                                  ------------------ -----------------
                                  Revenue     Y/YQ/Q Revenue  Revenue
                                           %   %  %
                                  ------------------ -------- --------
Industrial                        $295,192 46% 4% 0% $296,032 $284,156
Communications                     137,429 21% 9%-7%  147,451  125,681
Consumer                           150,916 23%17%11%  136,129  128,991
Computer                            64,941 10%-8%13%   57,399   70,896
                                  ------------       -------- --------
Total Product Revenue             $648,478100% 6% 2% $637,011 $609,724
                                  ------------       -------- --------
One-time payment associated with
 the
      licensing of intellectual
       property                          -  -               -        -
                                  ------------       -------- --------
 Total Revenue                    $648,478           $637,011 $609,724
                                  ============       ======== ========


                                             Twelve Months Ended
                                        ------------------------------
                                           Nov. 3,          Oct. 28,
                                             2007              2006
                                        ------------------  ----------
                                         Revenue      Y/Y    Revenue
                                                   %    %
                                        ------------------  ----------
Industrial                              $1,184,891 47%  7%  $1,105,261
Communications                             545,792 22%  7%     510,137
Consumer                                   544,415 22% 23%     441,871
Computer                                   236,019  9%-17%     285,650
                                        --------------      ----------
Total Product Revenue                   $2,511,117100%  7%  $2,342,919
                                        --------------      ----------

One-time payment associated with the
 licensing of intellectual property         35,000                   -
                                        ----------          ----------
 Total Revenue                          $2,546,117          $2,342,919
                                        ==========          ==========


             Analog Devices, Fourth Quarter, Fiscal 2007


                              Schedule F
----------------------------------------------------------------------
                      Revenue Trends by Product
----------------------------------------------------------------------
The following table summarizes revenue by product categories. The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

                                           Three Months Ended
                                  ------------------------------------
                                       Nov. 3,       Aug. 4,  Oct. 28
                                         2007          2007     2006
                                  ------------------ -----------------
                                  Revenue     Y/YQ/Q Revenue  Revenue
                                           %   %  %
                                  ------------------ -------- --------
Converters                        $286,761 44% 8% 2% $281,530 $265,061
Amplifiers                         138,497 22%-2%-4%  144,103  141,064
Power management &
reference                           57,220  9% 3%14%   50,019   55,694
Other analog                        99,811 15%19% 0%   99,750   83,889
                                  ------------       -------- --------
Total analog products             $582,289 90% 7% 1% $575,402 $545,708
                                  ------------       -------- --------

General purpose DSP                 55,962  8% 2% 6%   52,891   54,975
Other DSP                           10,227  2%13%17%    8,718    9,041
                                  ------------       -------- --------
Total DSP products                $ 66,189 10% 3% 7% $ 61,609 $ 64,016
                                  ------------       -------- --------
Total Product Revenue             $648,478100% 6% 2% $637,011 $609,724
                                  ------------       -------- --------

One-time payment associated with
 the licensing of intellectual
 property                                -                  -        -
                                  --------           -------- --------
 Total Revenue                    $648,478           $637,011 $609,724
                                  ========           ======== ========


                                             Twelve Months Ended
                                        ------------------------------
                                             Nov. 3,        Oct. 28,
                                               2007            2006
                                        ------------------  ----------
                                         Revenue      Y/Y    Revenue
                                                   %    %
                                        ------------------  ----------
Converters                              $1,106,615 44%  8%  $1,023,499
Amplifiers                                 557,515 22%  5%     532,046
Power management &
reference                                  205,497  8% -6%     219,651
Other analog                               393,724 16% 27%     310,075
                                        --------------      ----------
Total analog products                   $2,263,351 90%  9%  $2,085,271
                                        --------------      ----------

General purpose DSP                        214,000  9%  4%     205,483
Other DSP                                   33,766  1%-35%      52,165
                                        --------------      ----------
Total DSP products                      $  247,766 10% -4%  $  257,648
                                        --------------      ----------
Total Product Revenue                   $2,511,117100%  7%  $2,342,919
                                        --------------      ----------

One-time payment associated with the
 licensing of intellectual property         35,000                   -
                                        ----------          ----------
 Total Revenue                          $2,546,117          $2,342,919
                                        ==========          ==========


             Analog Devices, Fourth Quarter, Fiscal 2007

                              Schedule G
----------------------------------------------------------------------
 Reconciliation from GAAP to Non-GAAP Data (In thousands, except per-
                            share amounts)

 Management believes that non-GAAP financial information enhances an investor's understanding of the Company's financial and business trends relating to its financial condition and results of operations.
  Management uses these non-GAAP measures to evaluate the Company's operating performance. See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-
                            GAAP measures.


                                              Three Months Ended
                                         -----------------------------
                                           4Q 07     3Q 07     4Q 06
                                         Nov. 3,   Aug. 4,   Oct. 28,
                                            2007      2007      2006
                                         -----------------------------

GAAP Gross Margin                        $378,868  $375,322  $360,297
  Percent of Total Revenue                   58.4%     58.9%     59.1%
      Revenue from One-time Licensing of
       IP                                       -         -         -
    Restructuring-Related Expense               -         -     2,804
                                         --------- --------- ---------
Non-GAAP Gross Margin                    $378,868  $375,322  $363,101
                                         ========= ========= =========
  Percent of Product Revenue                 58.4%     58.9%     59.6%


GAAP Operating Expenses                  $257,493  $231,150  $237,100
  Percent of Total Revenue                   39.7%     36.3%     38.9%
      Purchased In-Process Research and
       Development                              -         -   (16,211)
      Restructuring-Related Expense       (25,183)        -      (777)
      Litigation Settlement                     -         -         -
                                         --------- --------- ---------
Non-GAAP Operating Expenses              $232,310  $231,150  $220,112
                                         ========= ========= =========
  Percent of Product Revenue                 35.8%     36.3%     36.1%


GAAP Operating Income From Continuing
 Operations                              $121,375  $144,172  $123,197
  Percent of Total Revenue                   18.7%     22.6%     20.2%
      Revenue from One-time Licensing of
       IP                                       -         -         -
      Purchased In-Process Research and
       Development                              -         -    16,211
      Restructuring-Related Expense        25,183         -     3,581
      Litigation Settlement                     -         -         -
                                         --------- --------- ---------
Non-GAAP Operating Income From Continuing
 Operations                              $146,558  $144,172  $142,989
                                         ========= ========= =========
  Percent of Product Revenue                 22.6%     22.6%     23.5%

GAAP Diluted EPS Including Discontinued
 Operations                              $   0.31  $   0.37  $   0.39
  Diluted Loss (Earnings) Per Share from
   Discontinued Operations               $      -  $   0.01  $      -
                                         --------- --------- ---------
GAAP Diluted EPS - Continuing Operations $   0.31  $   0.38  $   0.39
      Revenue from One-time Licensing of
       IP                                       -         -         -
      Purchased In-Process Research and
       Development                              -         -     0.030
      Acquisition-Related Expense               -         -         -
      Restructuring-Related Expense         0.064         -     0.007
      Litigation Settlement                     -         -         -
      Tax Benefit Associated with IRS Tax
       Settlement                               -         -    (0.075)
      Gain on Sale of Investment                -         -         -
      Gain on Sale of Product Line              -         -         -
      One Time Tax Adjustment Related to
       the IRS
Examination of Fiscal Years 2004 and 2005   0.014         -         -
      Impact of the Reinstatement of the
       R&D Tax Credit                           -         -         -
                                         --------- --------- ---------
Non-GAAP Diluted EPS - Continuing
 Operations                              $   0.39  $   0.38  $   0.35
                                         ========= ========= =========

                                                 Twelve Months Ended
                                               -----------------------
                                                  FY07        FY06
                                               ----------- -----------
                                                Nov. 3,     Oct. 28,
                                                   2007        2006
                                              ------------ -----------

GAAP Gross Margin                              $1,519,217  $1,403,166
  Percent of Total Revenue                           59.7%       59.9%
      Revenue from One-time Licensing of IP       (35,000)          -
    Restructuring-Related Expense                       -      20,320
                                               ----------- -----------
Non-GAAP Gross Margin                          $1,484,217  $1,423,486
                                               =========== ===========
  Percent of Product Revenue                         59.1%       60.8%


GAAP Operating Expenses                        $  953,031  $  880,771
  Percent of Total Revenue                           37.4%       37.6%
      Purchased In-Process Research and
       Development                                      -     (21,711)
      Restructuring-Related Expense               (40,495)     (1,790)
      Litigation Settlement                         8,500           -
                                               ----------- -----------
Non-GAAP Operating Expenses                    $  921,036  $  857,270
                                               =========== ===========
  Percent of Product Revenue                         36.7%       36.6%


GAAP Operating Income From Continuing
 Operations                                    $  566,186  $  522,395
  Percent of Total Revenue                           22.2%       22.3%
      Revenue from One-time Licensing of IP       (35,000)          -
      Purchased In-Process Research and
       Development                                      -      21,711
      Restructuring-Related Expense                40,495      22,110
      Litigation Settlement                        (8,500)          -
                                               ----------- -----------
Non-GAAP Operating Income From Continuing
 Operations                                    $  563,181  $  566,216
                                               =========== ===========
  Percent of Product Revenue                         22.4%       24.2%

GAAP Diluted EPS Including Discontinued
 Operations                                    $     1.50  $     1.48
  Diluted Loss (Earnings) Per Share from
   Discontinued Operations                     $     0.01  $    (0.09)
                                               ----------- -----------
GAAP Diluted EPS - Continuing Operations       $     1.51  $     1.39
      Revenue from One-time Licensing of IP        (0.068)          -
      Purchased In-Process Research and
       Development                                      -       0.042
      Acquisition-Related Expense                   0.017           -
      Restructuring-Related Expense                 0.090       0.039
      Litigation Settlement                        (0.037)          -
      Tax Benefit Associated with IRS Tax
       Settlement                                       -      (0.095)
      Gain on Sale of Investment                   (0.015)          -
      Gain on Sale of Product Line                      -      (0.023)
      One Time Tax Adjustment Related to the
       IRS
Examination of Fiscal Years 2004 and 2005           0.013           -
      Impact of the Reinstatement of the R&D
       Tax Credit                                  (0.030)          -
                                               ----------- -----------
Non-GAAP Diluted EPS - Continuing Operations   $     1.48  $     1.35
                                               =========== ===========


                              Schedule H
----------------------------------------------------------------------
  Assumptions Used to Estimate Results for the First Quarter Ending
                           February 2, 2008
               (In millions, except per-share amounts)
The following amounts are based on current expectations. These amounts are forward looking and actual results may differ materially. These amounts supersede all prior amounts regarding business outlook set forth in prior ADI news releases.


Revenue ($)
4Q07 Revenue from Continuing Operations             $648 million
Less: 4Q07 Revenue from Divested CPU voltage        ($25 million)
 regulation and PC thermal monitoring
 business(a)
                                               -----------------------
Basis for 1Q08 Revenue Estimate:                    $623 million
                                               =======================
Estimated 1Q08 Revenue Range from 1Q08         $610 - $635 million; or
 Continuing Operations                                -2% to +2%

Gross Margin (% of revenue)
4Q07 Gross Margin from Continuing Operations                     58.4%
Plus: 4Q07 Gross Margin Benefit from
 Divested CPU Voltage Regulation and PC
 Thermal Monitoring Business(a)                                   1.6%
Basis for 1Q08 Gross Margin Estimate:                            60.0%
Estimated 1Q08 Gross Margin for Continuing       Slightly above 60%
 Operations

Operating Expenses ($)
4Q07 Operating Expenses from Continuing             $257 million
 Operations
Less: 4Q Restructuring Expenses                     ($25 million)
Less: 4Q07 Expenses from Divested CPU               ($4 million)
 voltage regulation and PC thermal
 monitoring business(a)
Basis for 1Q08 Operating Expense Estimate           $228 million
Estimated 1Q08 Operating Expenses from              Down Slightly
 Continuing Operations

Tax Rate                                        Approximately 23% to
                                                         25%

Non-operating income                             Approximately $15
                                                       million

Shares Used for Diluted EPS                      Approximately 311
                                                    million shares

Diluted EPS ($)
1Q08 Diluted EPS from Continuing Operations        $0.38 to $0.42
1Q08 Diluted EPS from Discontinued CPU         Approximately Breakeven
 Voltage Regulation and PC Thermal
 Monitoring Operations

Dividend per Share                                               $0.18

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(a)Beginning in 1Q08, ADI will account for the CPU voltage regulation and PC thermal monitoring business as discontinued operations.

The estimated gain on the sale of certain baseband chipset business as well as certain cellular handset baseband support operations and the estimated gain on the sale of our CPU voltage regulation and PC thermal monitoring business are not reflected in the estimates above, but are expected to result in the following gains in our first quarter of fiscal 2008 results:

Gain on the sale of certain baseband chipset   Approximately $280 to
 business as well as certain cellular           $290 million (pre-tax)
 handset baseband support operations
                                               Approximately $150 to
                                                 $160 million (after-
                                                         tax)
                                               Approximately $0.48 -
                                                  $0.51 Diluted EPS

Gain on the sale of our CPU voltage             Approximately $85 to
 regulation and PC thermal monitoring           $92 million (pre-tax)
 business
                                                Approximately $52 to
                                                 $60 million (after
                                                         tax)
                                               Approximately $0.16 -
                                                  $0.18 Diluted EPS


----------------------------------------------------------------------
Our first quarter of fiscal year 2008 results are expected to include the following amounts of stock-based compensation and acquisition related expenses in our continuing operations:
Stock-Based Compensation Expense                    $14.2 million
Acquisition-Related Expense                         $2.0 million


    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             781-461-3491 (fax)
             investor.relations@analog.com (email)